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       EXHIBIT NO. 11.0 STATEMENT RE: COMPUTATION OF EARNINGS PER SHARE

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
                                                             Year Ended
                                                          December 31, 1996
                                                          -----------------
Net income                                                    3,288,101

Weighted average shares outstanding                           2,631,287

Common stock equivalents due to dilutive                        207,100
  effect on stock options

Total weighted average common shares                          2,838,387
  and equivalents outstanding

Primary earnings per share                                   $     1.16

Total weighted average common shares                          2,838,387
  and equivalents outstanding

Additional dilutive shares using the end of period                5,153
  market value versus the average market value when applying the treasury stock method

Total weighted average common shares and                      2,843,540
  equivalents outstanding for fully diluted computation

Fully diluted earnings per share                             $     1.16
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